Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Walt Disney Company of our report dated November 21, 2018, except with respect to the change in composition of reportable segments as discussed in Note 1 to the financial statements, which is as of February 15, 2019, and for Note 19 to the financial statements, which is as of August 14, 2019, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company’s Current Report on Form 8-K dated August 14, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
September 3, 2019